Exhibit 10.13

11025 Roselle Street, San Diego, CA 92121

858/366-6900 main • 858/362-7070 fax

January 29, 2013

John F. Sheridan

Dear John:

Tandem Diabetes Care, Inc. (the “Company”) is pleased to offer you employment on the terms set forth below.

1.	Position. You will serve in a full-time capacity as Chief Operating Officer. You will report to Kim Blickenstaff, CEO. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2.	Salary. You will be paid bi-weekly at a rate of $12,500.00 (approx. $325,000.00 annualized) payable in accordance with the Company’s standard payroll practices and in accordance with applicable law for exempt employees.

3.	Sign-on Bonus. The Company will pay you a $30,000.00 one-time bonus within one month of your start date less appropriate payroll taxes to assist with your relocation expenses. The bonus is deemed fully earned after twelve (12) months of active employment. Should you leave the company for any reason, voluntarily or involuntarily, before you have completed twelve (12) months of active employment, 100% of the bonus is required to be repaid. Any repayment must be made on or before your final date of active employment and shall be by certified check to the Company or may be deducted from your final payroll.

4.	Employee Benefits. As a full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits in accordance with the terms of the Company’s benefit plans. In addition, you will be entitled to paid time off in accordance with the Company’s policy. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

5.	Stock Options. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase an amount of options of the Company’s Common Stock that is in alignment with the Company’s equity scale for your position with an exercise price equal to fair market value on the date of the grant. The actual number of options granted will be at the discretion of the Board of Directors. The Series D round of the Company’s fundraising must successfully close, and the Board of Directors must authorize an adequate increase in the number of shares available for grant in the Company’s 2006 Stock Incentive

*Tandem Diabetes Care reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Tandem payroll at the time of each payment.

/s/ JS
JS

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Plan, in order to fulfill this recommended grant. These options will vest ratably on a monthly basis over a four-year period except that the initial 25% of such shares will vest after a one-year cliff, based on your continued employment with the Company and in accordance with the standard stock plan approved by the Board of Directors. The grant of the options is subject to conditions outlined in the Company’s 2006 Stock Incentive Plan.

6.	Employee Proprietary Information Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s Employee Proprietary Information Agreement, which includes the Assignment of Inventions provision.

7.	At Will Employment. The Company is an at-will employer, and cannot guarantee employment for any specific duration. You are free to quit, and the Company is entitled to terminate your employment at any time, with or without cause or prior warning. This provision supersedes all prior agreements and understandings concerning termination of employment, whether oral, written or implied. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company with Board of Directors’ approval.

8.	Background Check and Drug Test. As a condition of this offer of employment, you must first successfully complete a background check and drug test, both of which will be conducted through a third party vendor, HireRight.

9.	Outside Activities. Employees may hold outside employment as long as they meet the performance standards and attendance requirements of their job with Tandem, and the outside job does not create and actual or potential conflict of interest with the Company. Conflicts of interest exist where an individual’s actions or activities, on behalf of Tandem or otherwise, involve the obtaining of an improper personal gain or advantage, or an adverse effect upon the interest of Tandem. For this reason, employees must refrain from engaging in any activity, practice or act which conflicts with the interests of Tandem, its corporate entities, or those it serves.

10.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

11.	Company Policies. You agree to abide by the Company’s policies and procedures, including those set forth in the Company’s Employee Handbook and other Company documents, except to the extent they are inconsistent with the terms of this letter. You will be required to sign the signature page of the Employee Handbook following the commencement of your employment with the Company.

12.	Employment Eligibility. Your employment is contingent on you providing the Company with the legally required proof of your identity and authorization to work in the United States.

13.	Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

*Tandem Diabetes Care reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Tandem payroll at the time of each payment.

/s/ JS
JS

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John, we are very enthusiastic about you joining the team. We are impressed with your experience and abilities, and believe that your skills and background provide an excellent match for both Tandem Diabetes Care and for you.

This offer will remain valid until the close of business on February 1, 2013, with an anticipated start date of February 19, 2013. Upon notification of favorable pre-employment drug test and background screening results, we will contact you to confirm your actual start date. If the terms are agreeable, please sign, date and return one copy of this letter indicating your acceptance, retaining the second copies for your records.

If you have questions or just wish to discuss things further, please don’t hesitate to contact me.

Sincerely,

/s/ Susan Morrison

Susan Morrison
VP, HR, Corporate & Investor Relations
Tandem Diabetes Care

I have read and accept this employment offer:

By:	/s/ John F. Sheridan
John F. Sheridan

Dated:	2-1-13

*Tandem Diabetes Care reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Tandem payroll at the time of each payment.

/s/ JS
JS

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